EXHIBIT 3

                                    AGREEMENT


         This will confirm the agreement by and among all the undersigned that the Schedule 13D filed on or about this date with respect to the beneficial ownership of the undersigned of shares of the Common Stock of Spanlink Communications, Inc. is being filed by and on behalf of each of the persons named below. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

March 8, 2000

                                       CISCO SYSTEMS, INC.


                                       By: /s/ Judith Estrin
                                              Its: Chief Technology Officer


                                       /s/ Brett A. Shockley
                                       Brett A. Shockley


                                       /s/ Loren A. Singer, Jr.
                                       Loren A. Singer, Jr.


                                       /s/ Todd A. Parenteau
                                       Todd A. Parenteau